Exhibit 16.1

February 21, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for Ryder System, Inc. and, under the date of February 15, 2006, we reported on the consolidated financial statements of Ryder System, Inc. as of and for the years ended December 31, 2005 and 2004, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005. On September 22, 2005, we were notified that Ryder System, Inc. engaged PricewaterhouseCoopers LLP as its principal accountant for the year ending December 31, 2006 and that the auditor-client relationship with KPMG LLP will cease upon completion of the audit of Ryder System, Inc.’s consolidated financial statements as of and for the year ended December 31, 2005, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005 and the issuance of our reports thereon. On February 15, 2006, we completed our audit and the auditor-client relationship ceased. We have read Ryder System, Inc’s statements included under Item 4.01 of its Form 8-K/A dated February 21, 2006, and we agree with such statements, except that we are not in a position to agree or disagree with Ryder System, Inc.’s statements (i) that the Audit Committee solicited proposals from the four major accounting firms and conducted an extensive evaluation process in connection with the selection of the Company’s independent auditor for the fiscal year ending December 31, 2006 and (ii) that PricewaterhouseCoopers LLP were not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Ryder System, Inc.’s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP